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                                                                Exhibit 99.1

News
Release                                                                 TXU
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1601 Bryan Street
Dallas, Texas  75201-3411

                                                         FOR IMMEDIATE RELEASE

                            TXU Delivers on 2003 Plan

DALLAS - February 12, 2004 - TXU (NYSE: TXU) reported today earnings for the quarter and year ended December 31, 2003. Selected highlights for the year are as follows:

o For the year ended December 31, 2003, earnings from continuing operations before cumulative effect of changes in accounting principles, net of preference stock dividends, were $715 million, $2.03 per diluted share of common stock. Comparable earnings before extraordinary charges in 2002 were $160 million, $0.58 per diluted share of common stock.

o For the year ended December 31, 2003, net income available for common stock was $560 million, $1.62 per diluted share of common stock, as compared to the 2002 net loss available for common stock of $4,232 million, $15.23 per diluted share of common stock.

o Fourth quarter 2003 earnings from continuing operations, net of preference stock dividends, were $66 million, $0.20 per diluted share of common stock. Comparable results before extraordinary charges for the fourth quarter of 2002 were a loss of $547 million, $1.84 per diluted share of common stock.

o Fourth quarter 2003 net income available for common stock was $23 million, $0.07 per diluted share of common stock, as compared to the fourth quarter 2002 net loss available for common stock of $4,883 million, $16.44 per diluted share of common stock.

"TXU had a good year in 2003. We delivered on our initiatives, and our shareholders realized a total return of more than 30 percent, six percentage points higher than the S&P Electric Utilities index," said Dan Farell, chief financial officer. "We remain committed to delivering strong results and will continue to strengthen the balance sheet, enhance credit, pursue industry leading cost competitiveness and capitalize on market leadership positions."

Selected Operating Highlights:
o In January 2004, TXU entered into an agreement to sell its telecommunications business for $527 million. The sale is expected to close in the first half of 2004.
o In August 2003, a subsidiary of Oncor issued $500 million in transition bonds. The net proceeds were used to retire debt. In the first quarter of 2004, the subsidiary expects to sell approximately $800 million of additional transition bonds, completing the securitization offering authorized by the Public Utility Commission.
o In December 2003, the Public Utility Commission lifted restrictions on competition in the small-business market after TXU Energy reached the 40 percent threshold, allowing pricing flexibility and full competition among providers.

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o TXU Australia posted strong customer growth of 7.1 percent in the electric business and 9.8 percent in the natural gas business. In just two years of electric competition, TXU Australia has become the most recognized brand and the third largest energy business in Victoria.
o TXU Gas filed its first system-wide gas rate case to reflect higher infrastructure investment and to enable continued support of economic growth in North Texas. A final ruling on the request, which represents approximately $70 million in annual revenues, is expected in May 2004.
o TXU Energy received the "Project of the Year Award" from the Texas Renewable Energy Industries Association (TREIA) for its participation in a wind farm near the Brazos River. In addition, TXU Energy's mining operation received the 2003 Mining Reclamation Award and The Railroad Commission of Texas honored the company for overall efforts in planting more than 20 million trees since 1975 at the company's mine sites in Texas.
o TXU announced purchase power agreements facilitating two additional new wind energy projects in Texas totaling approximately 200 megawatts, retaining its leadership position in providing electricity generated by wind power to Texans. TXU is the fourth largest wind power purchaser in the nation and the largest in Texas with 583 megawatts under contract.

Net income available for common stock in 2003 included a $97 million loss from discontinued operations and a $58 million cumulative effect charge in the first quarter from changes in accounting principles. Discontinued operations in 2003 include the telecommunications business, the strategic accounts (energy management outsourcing) business, for which a formal exit plan was completed in December 2003, and the small natural gas distribution business in Mexico that was sold in January 2004 for approximately $11 million. The cumulative effect of changes in accounting principles represents an after-tax charge of $63 million associated with the rescission of Emerging Issues Task Force (EITF) Issue No. 98-10, "Accounting for Contracts Involved in Energy Trading and Risk Management Activities", and an after-tax benefit of $5 million associated with Statement of Financial Accounting Standards No. 143 "Accounting for Asset Retirement Obligations". EITF 98-10 had required mark-to-market accounting for certain energy-related contracts that are now accounted for on an accrual basis.

Net income available for common stock in 2002 included a $4,258 million loss from discontinued operations, principally related to the European operations, and a $134 million extraordinary loss, primarily from the write down of regulatory assets.

Fourth quarter 2003 net income available for common stock included a $43 million loss from discontinued operations. Fourth quarter 2002 net loss available for common stock included a $4,202 million loss from discontinued operations and the $134 million extraordinary loss.

BUSINESS SEGMENT RESULTS
The following is a discussion by business segment of major factors in the period to period comparison of income from continuing operations before cumulative effects of changes in accounting principles and extraordinary items.

Energy
The Energy segment, which includes the company's retail, generation and portfolio management operations, primarily in Texas, contributed $56 million of income in the fourth quarter and $493 million for the full year 2003. This compares to a loss of $311 million and income of $319 million for the fourth quarter and full year 2002, respectively. The fourth quarter and full year 2002 results included charges of $185 million ($120 million net of tax) for provision for retail clawback and $237 million ($154 million net of tax) for the impairment of the Twin Oak and Forest Grove power plant projects. The $185 million accrual for retail clawback was reduced by $12 million in the second half of 2003 to reflect the exclusion of the small and medium business customers and to reconcile to year end 2003 residential customer counts.

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Excluding the items discussed above, performance for the year reflected a decline in contribution margin (operating revenues net of cost of energy sold and delivery fees) and increased interest expense, somewhat offset by reduced operating costs and selling, general and administrative (SG&A) expenses and lower depreciation expense. The decrease in contribution margin was driven primarily by a 12 percent decrease in retail electric sales volumes, substantially related to competition for larger business customers. Other factors in the change in contribution margin include increased average cost of energy sold due to higher natural gas prices, and the benefits of higher retail and wholesale prices, increased wholesale sales volumes, and increased base load generation output. Higher interest expense resulted from actions in late 2002 and early 2003 to more permanently finance the business. The segment reduced costs by approximately $200 million including operating costs and SG&A expenses and similar cost reductions in the strategic accounts business, which is now reflected as a discontinued operation. Depreciation expense decreased primarily due to extension of the useful life of the company's nuclear plant following a review of the depreciable lives of all of the company's generation fleet.

In addition to the retail clawback and impairment in 2002, major quarter to quarter variances were improved contribution margin, decreased operating costs and SG&A expenses and lower depreciation expense, somewhat offset by increased interest expense. Contribution margin increased as a result of higher electricity prices, wholesale sales volumes and base load generation fleet production. These increases were somewhat offset by reduced retail sales volumes, particularly to larger businesses, and higher average costs of sales as a result of higher natural gas prices.

Energy Delivery
The Energy Delivery segment earned $36 million in the fourth quarter of 2003 and $299 million for the year. This compares to $8 million in the fourth quarter of 2002 and $228 million for the year. This segment includes the electric transmission and distribution assets as well as the company's natural gas pipeline and distribution business.

For the year, Energy Delivery's results improved due to a $14 million increase from Oncor Electric Delivery and a $57 million increase from TXU Gas. Oncor's improvement was largely due to higher revenues as a result of increased transmission tariffs, new transition charge revenues associated with securitization bonds and higher miscellaneous services revenues. Combined operating costs and SG&A expenses were held essentially flat, except for increased third party transmission expenses and expenses associated with miscellaneous service for retail electric providers, which are more than offset by associated revenue increases. Depreciation and amortization expenses increased primarily due to initiation of amortization of certain regulatory assets related to the $500 million of transition bonds issued in August. Interest expense at Oncor increased primarily because of actions in 2002 to more permanently finance the business. The year over year improvement in TXU Gas was largely due to higher contribution margin, a $36 million ($23 million net of tax) charge for early retirement of debt in the fourth quarter of 2002, and lower interest expense due to decreased debt levels.

Quarter to quarter improvement for Energy Delivery was due to a $7 million increase in results from Oncor Electric Delivery and a $21 million increase from TXU Gas. Oncor's improved results reflect the same factors as discussed above. The TXU Gas increase was largely due to the $36 million ($23 million net of tax) charge for early retirement of debt in 2002.

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Australia
Net income from the Australia segment was $6 million in the fourth quarter and $102 million for the full year 2003. This compares to a net loss of $3 million in the fourth quarter and $74 million of net income for the year 2002. This segment includes the company's retail, generation, portfolio management, and gas and electricity delivery operations in Australia.

Increased contribution margin and approximately $16 million benefit from the effects of the stronger Australian dollar were the main drivers of the full year increase. Contribution margin improved primarily as a result of increased electricity and natural gas sales due to successful customer retention and acquisition activities and colder winter weather.

The quarter to quarter improvement was primarily due to higher contribution margin, driven by increased electricity and gas sales volumes.

Corporate and Other
Corporate and other expenses declined by $209 million for the quarter and $282 million for the year, net of tax. Fourth quarter 2002 results included $174 million (net of tax) in charges related to the decline in value of the company's telecommunications business, including TXU's equity interest in impairment charges recorded by the business. Telecommunications business results have been classified as discontinued operations effective from when the business was consolidated in March 2003. Equity interests in losses from the telecommunications business for 2003 and 2002 were $17 million and $104 million (including $37 million related to impairment charges in the fourth quarter), respectively. For the fourth quarter 2002, these losses were $64 million, including impairment charges.

In addition to the items above, corporate and other expenses reflected lower interest expense because of reduced debt balances and an $18 million loss associated with early extinguishment of debt, primarily in the first quarter of 2002.

The number of common shares outstanding and diluted shares of common stock increased due to issuances of common stock in June, August and December 2002 and of TXU Energy's subordinated securities exchangeable into TXU common stock in November 2002.

Cash and Balance Sheet
For the year ended December 31, 2003, cash provided by operating activities was $2.8 billion versus $1.3 billion in the same period in 2002. The $1.5 billion increase was primarily due to the $616 million tax refund in the first quarter and an additional $683 million benefit from working capital changes due in large part to improved accounts receivable collections over 2002 when billings and collections were delayed with the opening of the market and related data reconciliation issues, as well as certain timing effects. At December 31, 2003, TXU and its subsidiaries had $3.4 billion of aggregate cash and cash equivalents and available credit facility capacity.

As compared to December 31, 2002, TXU debt (notes payable and long term debt, including long term debt due currently) decreased by $1.8 billion in 2003. The reduction includes the exchange of the $639 million (net of discount) of TXU Energy's exchangeable subordinated notes for preferred membership interests somewhat offset by an approximate $379 million increase in debt caused by the effect of the stronger Australian dollar. Debt includes $500 million of transition bonds issued in August 2003, which are considered off-credit by the rating agencies and $525 million of convertible notes, which are given net debt treatment by the rating agencies against $525 million of restricted cash that secures a subsidiary's credit facility. In addition, in 2003, TXU repurchased $98 million of preferred stock of subsidiaries, all of the $150 million of partners' equity interest in the company's telecommunications joint venture, and $250 million of secured notes issued by the telecommunications joint venture.

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2004 Earnings
Management's objective is to deliver 2004 earnings from continuing operations of $2.15 per diluted share of common stock. First quarter 2004 earnings from continuing operations are projected to be around $0.45 per diluted share of common stock.

Conference Call and Analyst Meeting
TXU's quarterly earnings teleconference with financial analysts is scheduled for 9:30 a.m. Central (10:30 a.m. Eastern) today. The teleconference will be broadcast live on the TXU web site (www.txucorp.com) in the Investor Resources section for any parties who wish to listen, and a replay will be available on the web site approximately two hours after the teleconference is completed. Consolidated and segment condensed income statements, operating and financial statistics and consolidated balance sheet and cash flow statements are also available on the web site at www.txucorp.com in the Investor Resources section.

TXU will also hold its regular quarterly meeting with analysts on Tuesday, February 17, 2004 at 8:30 a.m. Eastern (7:30 a.m. Central) in New York, NY. The event will be webcast live at www.txucorp.com. For analysts who wish to attend the meeting, it will begin promptly at 8:30 a.m. Eastern on the 20th floor of the St. Regis Hotel located at 2 East 55th at 5th Avenue. If you plan to attend the meeting, please RSVP to Sherri Cox at scox2@txu.com, 214/812-4901, or via fax at 214/812-3366.

TXU is a major energy company with operations in North America and Australia. TXU manages a diverse energy portfolio with a strategic mix of over $31 billion of assets. TXU's distinctive business model for competitive markets integrates generation, portfolio management, and retail into one single business. The regulated electric and natural gas distribution and transmission businesses complement the competitive operations, using asset management skills developed over more than one hundred years, to provide reliable energy delivery to consumers and earnings and cash flow for stakeholders. In its primary market of Texas, TXU's portfolio includes 19,000 megawatts of generation and additional contracted capacity with a fuel mix of coal/lignite, natural gas/oil, nuclear power and wind. TXU serves more than five million customers in North America and Australia, including 2.6 million competitive electric customers in Texas where it is the leading energy retailer. Visit www.txucorp.com for more information about TXU.

This release contains forward-looking statements, which are subject to various risks and uncertainties. Discussion of risks and uncertainties that could cause actual results to differ materially from management's current projections, forecasts, estimates and expectations is contained in the company's SEC filings. The risks and uncertainties set forth in the company's SEC filings include TXU's ability to obtain all necessary governmental and other approvals and consents for the sale of TXU Communications, prevailing government policies on environmental, tax or accounting matters, regulatory and rating agency actions, weather conditions, unanticipated population growth or decline and changes in market demand and demographic patterns, changing competition for customers including the deregulation of the U.S. electric utility industry and the entry of new competitors, pricing and transportation of crude oil, natural gas and other commodities, unanticipated power plant outages, financial and capital market conditions, unanticipated changes in operating expenses and capital expenditures, legal and administrative proceedings and settlements, inability of the various counterparties to meet their obligations with respect to financial instruments, and changes in technology used and services offered by TXU Corp.
                                     - END -

Investor Relations:                              Media:
Tim Hogan        Laura Conn      Rose Blessing   Joan Hunter      Carol Peters
214/812-4641    214/812-3127     214/812-2498    214/812-4071     214/812-5924

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